Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Amendment #1 to the Registration Statement on Form F-1 of Dragon Victory International Limited of our report dated December 5, 2016 and August 19, 2016 with respect to the consolidated financial statements of Dragon Victory International Limited as of September 30, 2016 and for the six months then ended; and as of March 31, 2016 and 2015 and for the year ended then March 31, 2016 and for the period from October 4, 2014 (Inception) to March 31, 2015.

For the purpose of the aforesaid Form F-1, we also consent to the reference of our firm as "Experts" under the Experts caption, which, in so far as applicable to our firm means accounting experts.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
December 29, 2016	Certified Public Accountants